Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Reports Third Quarter 2025 Results, Announces Restructuring Plan Including Exit From SBA 7(a) Lending
ST. PETERSBURG, FL. — October 30, 2025 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or “Company”), parent company of BayFirst National Bank (“Bank”) today reported a net loss of $18.9 million, or $4.66 per common share and diluted common share, for the third quarter of 2025, compared to a net loss of $1.2 million, or $0.39 per common share and diluted common share, in the second quarter of 2025. The current quarter’s net loss was driven by higher provision expense and $12.4 million in one-time charges, including a restructuring charge of $7.3 million, as a result of the exit from the SBA 7(a) lending business and the definitive agreement to sell SBA 7(a) loans to Banesco USA.
“Our third quarter results reflect a period of significant strategic transformation for the Company,” stated Thomas G. Zernick, Chief Executive Officer. “The quarter included significant one-time items related to our restructuring efforts, all of which represent decisive steps toward a stronger future.
“As we announced earlier this year, Management and the Board initiated a comprehensive strategic review aimed at derisking our balance sheet and positioning the Company for long-term growth and enhanced shareholder value. During the third quarter, we made meaningful progress on this initiative. In September, we announced the signing of a definitive agreement to sell a portion of the Bank's SBA 7(a) loan portfolio to Banesco USA for 97% of the retained loans' balances or a net loss of $5.1 million. In conjunction with this transaction, we will be exiting the SBA 7(a) lending business entirely. We are on track to close this transaction during the fourth quarter, contingent on the federal government reopening to complete the necessary approvals. While this represents a significant shift in our business model, we believe it is the right decision to reduce risk, strengthen our balance sheet, and better focus our resources on our core strategic priorities.
“We anticipate agreeing to additional actions with the OCC during the fourth quarter, focused on credit administration, strategic planning, and capital preservation. We take our regulatory obligations very seriously and are fully committed to meeting the highest operational standards,” Zernick continued. “Management has already taken significant steps to address credit quality issues, and we are dedicating substantial resources to strengthen our credit administration. This is our top priority and our team is committed to addressing the concerns outlined as quickly as possible. With the support of our Board of Directors, we have full confidence in our team to ensure these matters are resolved promptly, positioning BayFirst for improved operating results.
“Our focus remains firmly on what matters most: being the premier community bank in Tampa Bay. That means building real relationships with local individuals, families, and small businesses through reliable checking and savings accounts. These connections give us a solid, stable funding foundation while strengthening our footprint throughout Tampa Bay's dynamic market. In fact, more than 84% of our deposits are insured. This relationship-driven strategy positions us to deliver sustainable growth while maintaining the disciplined risk management and operational efficiency central to our long-term value creation.
“Though profitability has not met expectations, we are building a stronger, more resilient organization. Once restructuring is complete, we expect to return to profitability with a goal of positive return on assets of 40-70 basis points in 2026, with continued improvement in later years. Additionally, we will continue resolving problem loans

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

and improving credit quality. With strong market opportunities and operational capabilities, we remain focused on executing our strategy and delivering long-term shareholder value,” Zernick concluded.
Third Quarter 2025 Performance Review
•Net interest margin was 3.61% in the third quarter of 2025, a decrease of 45 basis points from 4.06% in the second quarter of 2025 and an increase of 27 basis points from 3.34% in the third quarter of 2024. There was an adjustment of $0.6 million which was the result of a one-time reversal of accrued interest on loans that moved to nonaccrual status combined with the recognition of unamortized premiums of $0.4 million on a single USDA loan which was liquidated during the quarter.
•The Company’s government guaranteed loan team originated $47.0 million in new loans during the third quarter of 2025, a decrease from $106.4 million of loans produced in the previous quarter, and a decrease from $94.4 million of loans produced during the third quarter of 2024. In August 2025, the Company discontinued its Bolt loan program, an SBA 7(a) loan designed to provide small balance loans to small businesses, typically used for working capital. The discontinuance of the Bolt program contributed to the decrease in loan originations. Additionally, on September 29, 2025, the Company announced its plan to exit the SBA 7(a) lending business altogether and its intent to sell a portion of the SBA 7(a) loan portfolio.
•Loans held for investment decreased by $127.1 million, or 11.3%, during the third quarter of 2025 to $998.7 million and decreased $43.8 million, or 4.2%, over the past year. The decrease was primarily the result of the reclassification of $97.0 million of loans to held for sale, which was subsequently marked to the lower of cost or market. Additionally, during the quarter, the Company originated $75.0 million of loans and sold $51.9 million of government guaranteed loan balances.
•Deposits increased $7.7 million, or 0.7%, during the third quarter of 2025 and increased $59.3 million, or 5.3%, over the past year to $1.17 billion. The increase in deposits during the quarter was primarily due to increases in time deposit balances, partially offset by decreases in noninterest-bearing account balances, interest-bearing transaction account balances, and savings and money market account balances.
•Book value and tangible book value at September 30, 2025 were $17.90 per common share, a decrease from $22.30 at June 30, 2025.
Results of Operations
Net Income (Loss)
The Company had a net loss of $18.9 million for the third quarter of 2025, compared to a net loss of $1.2 million in the second quarter of 2025 and net income of $1.1 million in the third quarter of 2024. The change in the third quarter of 2025 from the preceding quarter was primarily the result of a decrease in net interest income of $1.1 million, an increase in provision for credit losses of $3.7 million, a decrease in noninterest income of $11.8 million, and an increase in noninterest expense of $7.7 million. This was partially offset by an increase in income tax benefit of $6.6 million. The change from the third quarter of 2024 was due to an increase in provision for credit losses of $7.8 million, a decrease in noninterest income of $13.3 million, and an increase in noninterest expense of $8.2 million, partially offset by an increase in net interest income of $1.8 million and a decrease in income tax expenses of $7.4 million.
In the first nine months of 2025, the Company had a net loss of $20.5 million, a decrease from net income of $2.8 million for the first nine months of 2024. The decrease was primarily due to an increase in provision for credit losses of $12.4 million, a decrease in noninterest income of $19.7 million, and an increase in noninterest expense of $7.1 million. This was partially offset by an increase in net interest income of $7.3 million and a decrease in income tax expense of $8.6 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $11.3 million in the third quarter of 2025, a decrease from $12.3 million during the second quarter of 2025, and an increase from $9.4 million during the third quarter of 2024. The net

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

interest margin was 3.61% in the third quarter of 2025, a decrease of 45 basis points from 4.06% in the second quarter of 2025 and an increase of 27 basis points from 3.34% in the third quarter of 2024.
The decrease in net interest income from continuing operations during the third quarter of 2025, as compared to the second quarter of 2025, was mainly due to a decrease in loan interest income, including fees, of
$0.6 million which was the result of a one-time reversal of accrued interest on loans that moved to nonaccrual status combined with the recognition of unamortized premium on a single USDA loan which was liquidated during the quarter.
The increase in net interest income from continuing operations during the third quarter of 2025, as compared to the year ago quarter, was mainly due to a decrease in interest expense on deposits of $2.0 million.
Net interest income from continuing operations was $34.6 million in the first nine months of 2025, an increase from $27.4 million in the first nine months of 2024. The increase was mainly due to an increase in loan interest income, including fees, of $3.8 million and a decrease in interest expense of $3.5 million.
Noninterest Income
Noninterest income from continuing operations was a negative $1.0 million for the third quarter of 2025, which was a decrease from $10.8 million in the second quarter of 2025 and a decrease from $12.3 million in the third quarter of 2024. The decrease in the third quarter of 2025, as compared to the second quarter of 2025, was primarily the result of a decrease in gain on sale of government guaranteed loans of $3.1 million, a decrease in government guaranteed loan fair value gains of $3.3 million, and the unfavorable fair value adjustment on held for sale loans of $5.1 million. The unfavorable fair value adjustment on held for sale loans was the result of the expected sale of a portion of the SBA 7(a) loan portfolio. The decrease in the third quarter of 2025, as compared to the third quarter of 2024, was the result of a decrease in gain on sale of government guaranteed loans of $3.1 million, a decrease in fair value gains on government guaranteed loans of $4.3 million, the unfavorable fair value adjustment on held for sale loans of $5.1 million, and a decrease in government guaranteed loan packaging fees of $0.5 million.
Noninterest income from continuing operations was $18.5 million for the first nine months of 2025, which was a decrease from $38.2 million for the first nine months of 2024. The decrease was primarily the result of a decrease in gain on sale of government guaranteed loans of $3.3 million, a decrease in government guaranteed loan fair value gains of $9.1 million, the unfavorable fair value adjustment on held for sale loans of $5.1 million, and a decrease in government guaranteed loan packaging fees of $1.7 million.
Noninterest Expense
Noninterest expense from continuing operations was $25.2 million in the third quarter of 2025 compared to $17.5 million in the second quarter of 2025 and $17.1 million in the third quarter of 2024. The increase in the third quarter of 2025, as compared to the prior quarter, was primarily due to the restructure charges of $7.3 million related to the comprehensive strategic review aimed at reducing expenses and derisking the bank's balance sheet which included the exit of the SBA 7(a) business. The increase in the third quarter of 2025, as compared to the third quarter of 2024, was primarily due to the restructure charges of $7.3 million and higher loan origination and collection expenses of $1.3 million.
Noninterest expense from continuing operations was $58.6 million for the first nine months of 2025 compared to $51.4 million for the first nine months of 2024. The increase was primarily the result of the restructure charges of $7.3 million.
Balance Sheet
Assets
Total assets increased $2.1 million, or 0.2%, during the third quarter of 2025 to $1.35 billion, mainly due to an increase in cash and cash equivalents of $41.3 million, partially offset by decreases in total loans (held for investment and held for sale) of $33.1 million and an increase in allowance for credit losses on loans of $7.4 million. Compared to the end of the third quarter last year, total assets increased $100.9 million, or 8.1%, driven primarily by growth in loans (held for investment and held for sale) of $49.7 million and cash and cash equivalents of $54.2 million.

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

Loans
Loans held for investment decreased $127.1 million, or 11.3%, during the third quarter of 2025 and $43.8 million, or 4.2%, over the past year to $998.7 million, primarily due to the transfer of $97.0 million of loans to held for sale, which was subsequently marked to the lower of cost or market, as well as government guaranteed loan sales, partially offset by originations in both conventional community bank loans and government guaranteed loans.
Deposits
Deposits increased $7.7 million, or 0.7%, during the third quarter of 2025 and increased $59.3 million, or 5.3%, from the third quarter of 2024, ending September 30, 2025, at $1.17 billion. During the third quarter, there was an increase in time deposit balances of $53.0 million, partially offset by decreases in noninterest-bearing account balances of $3.8 million, interest-bearing transaction account balances of $27.9 million, and savings and money market account balances of $13.7 million. At September 30, 2025, approximately 84% of total deposits were insured by the FDIC. At times, the Bank has brokered time deposit and non-maturity deposit relationships available to diversify its funding sources. At September 30, 2025, June 30, 2025, and September 30, 2024, the Company had $235.9 million, $186.7 million, and $76.9 million, respectively, of brokered deposits.
Asset Quality
The Company recorded a provision for credit losses in the third quarter of $10.9 million, compared to provisions of $7.3 million for the second quarter of 2025 and $3.1 million during the third quarter of 2024.
The ratio of allowance for credit losses on loans (ACL) to total loans held for investment at amortized cost was 2.61% at September 30, 2025, 1.65% as of June 30, 2025, and 1.48% as of September 30, 2024. The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loan balances, was 2.78% at September 30, 2025, 1.85% as of June 30, 2025, and 1.70% as of September 30, 2024. The increase in the ACL was the result of increases in nonperforming loans and continued economic uncertainty.
Net charge-offs for the third quarter of 2025 were $3.3 million, which was a decrease from $6.8 million for the second quarter of 2025 and an increase from $2.8 million for the third quarter of 2024. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost were 1.24% for the third quarter of 2025, compared to 2.60% in the second quarter of 2025 and 1.16% in the third quarter of 2024. Nonperforming assets were 1.97% of total assets as of September 30, 2025, compared to 1.79% as of June 30, 2025, and 1.38% as of September 30, 2024. Nonperforming assets, excluding government guaranteed loan balances, were 1.21% of total assets as of September 30, 2025, compared to 1.12% as of June 30, 2025, and 0.88% as of September 30, 2024.
Capital
The Bank’s Tier 1 leverage ratio was 6.64% as of September 30, 2025, compared to 8.11% as of June 30, 2025, and 8.41% as of September 30, 2024. The CET 1 and Tier 1 capital ratios to risk-weighted assets were 8.44% as of September 30, 2025, compared to 9.98% as of June 30, 2025, and 10.14% as of September 30, 2024. The total capital to risk-weighted assets ratio was 9.71% as of September 30, 2025, compared to 11.23% as of June 30, 2025, and 11.39% as of September 30, 2024.
Liquidity
The Bank's overall liquidity position remains strong and stable with liquidity in excess of internal minimums as stated by policy and monitored by management and the Board. The on-balance sheet liquidity ratio at September 30, 2025 was 11.31%, as compared to 9.17% at December 31, 2024. The Bank has liquidity resources which include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve, and lines of credit with other financial institutions. As of September 30, 2025, the Bank had $50.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions. This compared to $40.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions at June 30, 2025.
Recent Events
Exit from SBA 7(a) Business. BayFirst signed a definitive agreement to sell a portion of the SBA 7(a) loan portfolio to Banesco USA. In conjunction with this agreement, BayFirst will exit the SBA 7(a) lending business, and the

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

majority of the SBA lending staff and support teams will be offered positions with Banesco USA. The transaction is expected to close in the fourth quarter of this year.
Share Repurchase Program. During the first quarter of 2025, the Company announced that its Board of Directors has adopted a share repurchase program. Under the repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares, over a period beginning on January 28, 2025, and continuing until the earlier of the completion of the repurchase, or December 31, 2025, or termination of the program by the Board of Directors. On October 28, 2025, the Company’s Board of Directors terminated the stock repurchase program effective immediately.
Conference Call
BayFirst will host a conference call on Friday, October 31, 2025, at 9:00 a.m. ET to discuss its third quarter results. Interested parties may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com or are invited to dial (800) 549-8228 to participate in the call using Conference ID 85147. A replay of the call will be available for one year at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. As of September 30, 2025, BayFirst Financial Corp. had $1.35 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; enforcement actions initiated by our regulators and their impact on our operations; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue," or similar terminology. Any forward-looking statements presented herein are made only as of the date of this document, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Net income (loss)	$(18,902)	$(1,237)	$(335)	$9,776	$1,137
Balance sheet data:
Average loans held for investment at amortized cost	1,060,520	1,047,568	1,027,648	1,003,867	948,528
Average total assets	1,345,553	1,324,455	1,287,618	1,273,296	1,228,040
Average common shareholders’ equity	92,734	95,049	96,053	87,961	86,381
Government guaranteed loans held for sale	94,052	—	—	—	595
Total loans held for investment	998,683	1,125,799	1,084,817	1,066,559	1,042,445
Total loans held for investment, excl gov’t gtd loan balances	923,390	972,942	943,979	917,075	885,444
Allowance for credit losses	24,485	17,041	16,513	15,512	14,186
Total assets	1,345,978	1,343,867	1,291,957	1,288,297	1,245,099
Total deposits	1,171,457	1,163,796	1,128,267	1,143,229	1,112,196
Common shareholders’ equity	73,677	92,172	94,034	94,869	86,242
Share data:
Basic earnings (loss) per common share	$(4.66)	$(0.39)	$(0.17)	$2.27	$0.18
Diluted earnings (loss) per common share	(4.66)	(0.39)	(0.17)	2.11	0.18
Dividends per common share	—	0.08	0.08	0.08	0.08
Book value per common share	17.90	22.30	22.77	22.95	20.86
Tangible book value per common share (1)	17.90	22.30	22.77	22.95	20.86
Performance ratios:
Return on average assets(2)	(5.62)%	(0.37)%	(0.10)%	3.07%	0.37%
Return on average common equity(2)	(83.19)%	(6.83)%	(3.00)%	42.71%	3.48%
Net interest margin(2)	3.61%	4.06%	3.77%	3.60%	3.34%
Asset quality ratios:
Net charge-offs	$3,294	$6,799	$3,301	$3,369	$2,757
Net charge-offs/avg loans held for investment at amortized cost(2)	1.24%	2.60%	1.28%	1.34%	1.16%
Nonperforming loans(3)	$24,687	$21,665	$24,806	$17,607	$15,489
Nonperforming loans (excluding gov't gtd balance)(3)	$15,822	$14,187	$15,078	$13,570	$10,992
Nonperforming loans/total loans held for investment(3)	2.63%	2.09%	2.42%	1.75%	1.62%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment(3)	1.69%	1.37%	1.47%	1.35%	1.15%
ACL/Total loans held for investment at amortized cost	2.61%	1.65%	1.61%	1.54%	1.48%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans	2.78%	1.85%	1.84%	1.79%	1.70%
Other Data:
Full-time equivalent employees	237	300	305	299	295
Banking center offices	12	12	12	12	12
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) Annualized
(3) Excludes loans measured at fair value

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents the calculation of the non-GAAP financial measures.

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total shareholders’ equity	$89,728	$108,223	$110,085	$110,920	$102,293
Less: Preferred stock liquidation preference	(16,051)	(16,051)	(16,051)	(16,051)	(16,051)
Total equity available to common shareholders	73,677	92,172	94,034	94,869	86,242
Less: Goodwill	—	—	—	—	—
Tangible common shareholders' equity	$73,677	$92,172	$94,034	$94,869	$86,242

Common shares outstanding	4,116,913	4,134,127	4,129,027	4,132,986	4,134,059
Tangible book value per common share	$17.90	$22.30	$22.77	$22.95	$20.86

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)	9/30/2025	6/30/2025	9/30/2024
Assets
Cash and due from banks	$5,193	$6,142	$4,708
Interest-bearing deposits in banks	113,357	71,157	59,675
Cash and cash equivalents	118,550	77,299	64,383
Time deposits in banks	1,284	1,280	2,264
Investment securities available for sale, at fair value (amortized cost $32,614, $33,410, and $41,104 at September 30, 2025, June 30, 2025, and September 30, 2024, respectively)	29,857	30,256	37,984
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $9, $9, and $13 (fair value: $2,375, $2,369, and $2,321 at September 30, 2025, June 30, 2025, and September 30, 2024, respectively)	2,491	2,491	2,487
Nonmarketable equity securities	7,028	6,551	4,997
Government guaranteed loans held for sale	94,052	—	595
Government guaranteed loans held for investment, at fair value	61,780	90,687	86,441
Loans held for investment, at amortized cost	936,903	1,035,112	956,004
Allowance for credit losses on loans	(24,485)	(17,041)	(14,186)
Net Loans held for investment, at amortized cost	912,418	1,018,071	941,818
Accrued interest receivable	8,898	9,495	8,537
Premises and equipment, net	31,695	32,407	38,736
Loan servicing rights	15,663	16,074	15,966
Deferred income tax assets	5,839	—	—
Right-of-use operating lease assets	14,833	15,160	2,018
Bank owned life insurance	27,071	26,881	26,330
Other real estate owned	400	400	—
Other assets	14,119	16,815	12,543
Total assets	$1,345,978	$1,343,867	$1,245,099
Liabilities:
Noninterest-bearing deposit accounts	$105,937	$109,698	$95,995
Interest-bearing transaction accounts	210,336	238,215	247,923
Savings and money market deposit accounts	479,262	493,005	455,297
Time deposits	375,922	322,878	312,981
Total deposits	1,171,457	1,163,796	1,112,196
FHLB borrowings	50,000	40,000	10,000
Subordinated debentures	5,961	5,959	5,954
Notes payable	1,593	1,707	2,048
Accrued interest payable	1,082	1,148	1,114
Operating lease liabilities	13,554	13,819	2,271
Deferred income tax liabilities	—	895	1,488
Accrued expenses and other liabilities	12,603	8,320	7,735
Total liabilities	1,256,250	1,235,644	1,142,806

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)	9/30/2025	6/30/2025	9/30/2024
Shareholders’ equity:
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at September 30, 2025, June 30, 2025, and September 30, 2024; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at September 30, 2025, June 30, 2025, and September 30, 2024; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Preferred stock, Series C; no par value, 10,000 shares authorized, 6,446 shares issued and outstanding at September 30, 2025, June 30, 2025, and September 30, 2024; aggregate liquidation preference of $6,446 at September 30, 2025, June 30, 2025, and September 30, 2024	6,446	6,446	6,446
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,116,913, 4,134,127, and 4,134,059 shares issued and outstanding at September 30, 2025, June 30, 2025, and September 30, 2024, respectively	54,764	54,739	54,780
Accumulated other comprehensive loss, net	(2,069)	(2,368)	(2,312)
Unearned compensation	(538)	(1,006)	(978)
Retained earnings	21,841	41,128	35,073
Total shareholders’ equity	89,728	108,223	102,293
Total liabilities and shareholders’ equity	$1,345,978	$1,343,867	$1,245,099

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Interest income:
Loans, including fees	$20,708	$21,459	$20,442	$61,918	$58,084
Interest-bearing deposits in banks and other	946	1,046	1,000	2,926	2,972
Total interest income	21,654	22,505	21,442	64,844	61,056
Interest expense:
Deposits	9,576	9,282	11,609	28,289	32,272
Other	798	875	384	1,928	1,411
Total interest expense	10,374	10,157	11,993	30,217	33,683
Net interest income	11,280	12,348	9,449	34,627	27,373
Provision for credit losses	10,915	7,264	3,122	22,579	10,180
Net interest income after provision for credit losses	365	5,084	6,327	12,048	17,193
Noninterest income:
Loan servicing income, net	761	484	918	1,981	2,518
Gain on sale of government guaranteed loans, net	3,063	6,136	6,143	16,526	19,827
Service charges and fees	474	473	447	1,396	1,343
Government guaranteed loans fair value gain (loss), net	(882)	2,442	3,416	805	9,923
Fair value adjustment on loans held for sale	(5,096)	—	—	(5,096)	—
Government guaranteed loan packaging fees	380	577	903	1,673	3,332
Other noninterest income	254	683	445	1,215	1,250
Total noninterest income	(1,046)	10,795	12,272	18,500	38,193
Noninterest Expense:
Salaries and benefits	7,637	8,113	7,878	23,748	23,712
Bonus, commissions, and incentives	530	262	1,141	863	3,371
Occupancy and equipment	1,525	1,579	1,248	4,738	3,631
Data processing	2,049	2,078	1,789	6,172	4,996
Marketing and business development	262	403	532	1,152	1,660
Professional services	859	782	853	2,373	3,079
Loan origination and collection	3,273	2,558	1,956	6,866	5,633
Employee recruiting and development	364	462	595	1,443	1,741
Regulatory assessments	484	352	309	1,175	870
Restructure charges	7,262	—	—	7,262	—
Other noninterest expense	970	939	763	2,764	2,754
Total noninterest expense	25,215	17,528	17,064	58,556	51,447
Income (loss) before taxes from continuing operations	(25,896)	(1,649)	1,535	(28,008)	3,939
Income tax expense (benefit) from continuing operations	(6,994)	(412)	398	(7,534)	1,043
Net income (loss) from continuing operations	(18,902)	(1,237)	1,137	(20,474)	2,896
Loss from discontinued operations before income taxes	—	—	—	—	(92)
Income tax benefit from discontinued operations	—	—	—	—	(23)
Net loss from discontinued operations	—	—	—	—	(69)

Net income (loss)	(18,902)	(1,237)	1,137	(20,474)	2,827
Preferred dividends	385	386	385	1,156	1,156
Net income available to (loss attributable to) common shareholders	$(19,287)	$(1,623)	$752	$(21,630)	$1,671

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Basic earnings (loss) per common share:
Continuing operations	$(4.66)	$(0.39)	$0.18	$(5.23)	$0.42
Discontinued operations	—	—	—	—	(0.02)
Basic earnings (loss) per common share	$(4.66)	$(0.39)	$0.18	$(5.23)	$0.40

Diluted earnings (loss) per common share:
Continuing operations	$(4.66)	$(0.39)	$0.18	$(5.23)	$0.42
Discontinued operations	—	—	—	—	(0.02)
Diluted earnings (loss) per common share	$(4.66)	$(0.39)	$0.18	$(5.23)	$0.40

BayFirst Financial Corp. Reports Third Quarter 2025 Results
October 30, 2025

Loan Composition

(Dollars in thousands)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Real estate:
Residential	$364,020	$356,559	$339,886	$330,870	$321,740
Commercial	231,039	292,923	296,351	305,721	292,026
Construction and land	43,700	53,187	46,740	32,914	33,784
Commercial and industrial	194,654	223,239	234,384	226,522	200,212
Commercial and industrial - PPP	13	191	457	941	1,656
Consumer and other	90,946	93,333	93,889	93,826	92,546
Loans held for investment, at amortized cost, gross	924,372	1,019,432	1,011,707	990,794	941,964
Deferred loan costs, net	17,096	21,118	20,521	19,499	18,060
Discount on government guaranteed loans	(7,506)	(8,780)	(8,727)	(8,306)	(7,880)
Premium on loans purchased, net	2,941	3,342	3,415	3,739	3,860
Loans held for investment, at amortized cost, net	936,903	1,035,112	1,026,916	1,005,726	956,004
Government guaranteed loans held for investment, at fair value	61,780	90,687	57,901	60,833	86,441
Total loans held for investment, net	$998,683	$1,125,799	$1,084,817	$1,066,559	$1,042,445
Nonperforming Assets (Unaudited)

(Dollars in thousands)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Nonperforming loans (government guaranteed balances), at amortized cost, gross	$8,865	$7,478	$9,728	$4,037	$4,497
Nonperforming loans (unguaranteed balances), at amortized cost, gross	15,822	14,187	15,078	13,570	10,992
Total nonperforming loans, at amortized cost, gross	24,687	21,665	24,806	17,607	15,489
Nonperforming loans (government guaranteed balances), at fair value	—	502	507	—	24
Nonperforming loans (unguaranteed balances), at fair value	1,385	1,430	1,419	1,490	1,535
Total nonperforming loans, at fair value	1,385	1,932	1,926	1,490	1,559
OREO	400	400	132	132	—
Repossessed assets	32	—	36	36	94
Total nonperforming assets, gross	$26,504	$23,997	$26,900	$19,265	$17,142
Nonperforming loans as a percentage of total loans held for investment(1)	2.63%	2.09%	2.42%	1.75%	1.62%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment(1)	1.69%	1.37%	1.47%	1.35%	1.15%
Nonperforming assets as a percentage of total assets	1.97%	1.79%	2.08%	1.50%	1.38%
Nonperforming assets (excluding government guaranteed balances) to total assets	1.21%	1.12%	1.22%	1.06%	0.88%
ACL to nonperforming loans(1)	99.18%	78.66%	66.57%	88.10%	91.59%
ACL to nonperforming loans (excluding government guaranteed balances)(1)	154.75%	120.12%	109.52%	114.31%	129.06%
(1) Excludes loans measured at fair value
Note: Transmitted on Globe Newswire on October 30, 2025, at 4:00 p.m. ET.